Exhibit 99.1

   Pacific Energy Partners, L.P. Reports Record Recurring Earnings for Second Quarter 2004; Recurring Earnings Per Unit up 54 Percent

     LONG BEACH, Calif.--(BUSINESS WIRE)--July 28, 2004--Pacific Energy Partners, L.P. (NYSE:PPX) announced recurring net income for the three months ended June 30, 2004, of $12.0 million, or $0.40 per diluted limited partner unit compared to $5.6 million, or $0.26 per diluted limited partner unit in the second quarter of 2003. Recurring net income for the second quarter of 2004 excludes a $2.9 million non-recurring financing expense. Of that expense, $2.3 million was a non-cash write-down of previously deferred financing costs and $0.6 million was a cash payment to terminate interest swap agreements, both associated with our recent bond offering and repayment of our term loan. Including the non-recurring financing expense, net income for the three months ended June 30, 2004 was $9.1 million, or $0.30 per diluted limited partner unit.
    The record results of the current quarter reflect the benefit of the Pacific Terminals storage and distribution system, higher margins in the gathering and blending operations by Pacific Marketing and Transportation ("PMT"), and higher volumes and revenue on our Rocky Mountain pipelines, partially offset by lower volumes and revenue on our West Coast pipelines.
    On July 19, 2004, the Partnership announced a cash distribution of $0.4875 per unit for the second quarter of 2004, unchanged from the prior quarter, but 5.4 percent higher than in the second quarter of 2003. The distribution will be paid on August 13, 2004, to record holders as of July 30, 2004. Distributable cash flow available to the limited partners' interest for the second quarter of 2004 was $17.6 million. On a weighted average and diluted basis, there were 29,632,000 limited partner units outstanding during the second quarter of 2004, approximately 40 percent more units outstanding than in the second quarter of 2003, due to the equity financings associated with the Pacific Terminals, Rangeland and Mid Alberta Pipeline ("MAPL") acquisitions.
    "Our second quarter earnings continue to show the strength of the Pacific Terminals acquisition. That coupled with the higher gathering and blending margins achieved by PMT, has more than offset the effect of lower West Coast pipeline volumes. The West Coast volume decline was primarily due to high levels of maintenance at Los Angeles Basin refineries, which extended well into the second quarter," stated Irvin Toole, Jr., President and CEO. "In addition, our recent acquisition of the Rangeland Pipeline system contributed to our growth in the Rocky Mountain region. We expect both Rangeland and MAPL to provide added value as our integration effort proceeds."
    Mr. Toole continued, "We expect recurring net income per unit for 2004 to be in the range of $1.35 to $1.45 per limited partner unit, an increase from our prior guidance of $1.30 to $1.40 per unit, and are forecasting net income for the third quarter of 2004 of $0.28 to $0.32 per unit, reflecting high levels of pipeline maintenance during the summer months."

    OPERATING RESULTS BY SEGMENT

    WEST COAST OPERATIONS

    Operating income was $14.1 million for the three months ended June 30, 2004 compared to $9.3 million in the corresponding period in 2003. This increase of 52 percent was primarily due to the income earned by Pacific Terminals, which we acquired on July 31, 2003, as well as PMT having unusually high gathering and blending margins. Pipeline volumes for the three months ended June 30, 2004 were 11 percent lower compared to the corresponding period in 2003 primarily due to extended maintenance downtime at the Los Angeles Basin refineries, as well as reduced California Outer Continental Shelf ("OCS") volumes due to on-going production decline.
    On May 1, 2004, tariffs were increased by $0.08 per barrel on Line 2000, which averaged 75,000 barrels per day for the quarter. In July 2004, we completed the refurbishment of a 72,000 barrel tank at our Long Beach Terminal. This is the second tank we have reactivated, increasing the aggregate storage capacity of Pacific Terminals by 525,000 barrels since December 2003. We expect to make additional investments to increase our storage capacity as market demand continues to grow.

    ROCKY MOUNTAIN OPERATIONS

    Operating income was $5.7 million for the three months ended June 30, 2004, compared to $3.3 million in the corresponding period in 2003. The increase of 73 percent was the result of higher pipeline volumes to the Salt Lake City refineries and to Billings, as well as the contribution of the Rangeland Pipeline system, which we acquired on May 11, 2004.
    On June 30, 2004, we completed the acquisition of MAPL. With the acquisition of Rangeland and MAPL, we are implementing our strategy of providing a new pipeline corridor from Alberta, Canada to the Rocky Mountain refineries. The 9,000 barrel per day expansion of pipeline capacity to Salt Lake City became operational during the second quarter and is expected to reach full utilization during the third quarter 2004.

    BOND OFFERING COMPLETED

    In June 2004, we completed an offering of $250 million of 7 1/8% Senior Notes with a maturity date of June 2014. With the proceeds of the offering, we repaid our $225 million term loan, thereby extending the maturity date of our debt from 2009 to 2014. The primary objective of the bond offering was to increase our financial flexibility for future growth. Of the $250 million issued, we have converted $80 million from a fixed rate to floating rate. The impact of the offering to recurring net income and cash flow is essentially neutral.

    CAPITAL EXPENDITURES

    Capital expenditures were $5.5 million for the three months ended June 30, 2004, of which $4.6 million was related to expansion, $0.7 million was related to the transition of the Rangeland and Pacific Terminals systems, and $0.2 million was for sustaining capital projects. We have forecast total capital expenditures of $16.5 million in 2004, including $10 million for expansion projects, $3 million for transition capital projects and $3.5 million for sustaining capital projects.

    We will host a conference call at 2:00 p.m. EDT (11:00 a.m. PDT) on Thursday, July 29, 2004, to discuss the results of the second quarter of 2004. Please join us at www.PacificEnergy.com for the live broadcast. The call, with questions and answers, will continue to be available on our web site following the live discussion.

    Pacific Energy Partners, L.P. is a master limited partnership headquartered in Long Beach, California. Pacific Energy is engaged principally in the business of gathering, transporting, storing and distributing crude oil and other related products in California and the Rocky Mountain region, including Alberta, Canada. Pacific Energy generates revenues primarily by transporting crude oil on its pipelines and by leasing capacity in its storage facilities. Pacific Energy also buys, blends and sells crude oil, activities that are complementary to its pipeline transportation business.

    This news release includes "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included or incorporated herein may constitute forward-looking statements. Although the Partnership believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect the Partnership's operations and financial performance. Among the factors that could cause results to differ materially are those risks discussed in the Partnership's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2003.



                     PACIFIC ENERGY PARTNERS, L.P.
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                              (Unaudited)
            (Amounts in thousands, except per unit amounts)

                                      Three Months      Six Months
                                      Ended June 30,   Ended June 30,
                                    ----------------------------------
                                       2004    2003    2004    2003
                                    ----------------------------------
Operating revenues:
 Pipeline transportation revenue     $26,992 $25,758  $51,719 $51,078
 Storage and terminaling revenue       9,259      --   19,382      --
 Pipeline buy/sell
  transportation revenue               3,690      --    3,690      --
 Crude oil sales, net of purchases     6,056   4,979   10,868  10,609
    Net revenues                      45,997  30,737   85,659  61,687

Expenses:
 Operating                            20,683  14,344   39,600  26,992
 Transition costs                        184      --      184     397
 General and administrative            3,636   3,002    7,490   6,984
 Depreciation and amortization         5,713   4,205   10,955   8,386
    Total expenses                    30,216  21,551   58,229  42,759

Share of net income of Frontier          391     386      784     727

Operating income                      16,172   9,572   28,214  19,655

Net interest expense                  (4,383) (4,102)  (8,509) (8,148)
Write-off of deferred financing
 cost and interest rate swap
  termination expense                 (2,901)     --   (2,901)     --
Other income                             226     156      387     247

Income before foreign taxes            9,114   5,626   17,191  11,754

Foreign income tax benefit (expense):
 Current                                 (32)     --      (32)     --
 Deferred                                 46      --       46      --
                                          14      --       14      --

Net income                            $9,128  $5,626  $17,205 $11,754


Weighted average units outstanding:
 Basic                                29,479  20,930   27,239  20,930
 Diluted                              29,632  21,086   27,402  21,065


Calculation of unitholders' interest in net income
 for the three and six months ended June 30, 2004 and 2003:
----------------------------------------------------------------------
Net income                            $9,128  $5,626  $17,205 $11,754
 Less: General Partner's interest       (183)   (112)    (344)   (235)
Unitholders' interest in net income   $8,945  $5,514  $16,861 $11,519
Basic net income per unit              $0.30   $0.26    $0.62   $0.55
Diluted net income per unit            $0.30   $0.26    $0.62   $0.55


                     PACIFIC ENERGY PARTNERS, L.P.
                              (Unaudited)
                            (In thousands)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    Six Months Ended
                                                         June 30,
                                                    -----------------
                                                       2004    2003
                                                    -----------------
Cash flows from operating activities:
   Net income                                        $17,205 $11,754
   Depreciation, amortization, non-cash employee
    compensation under long-term incentive plan,
     deferred taxes and Frontier adjustment           12,814  11,392
   Non-cash write-off of deferred financing costs      2,321      --
   Working capital adjustments                        (2,468) (3,972)
       Net cash provided by operating activities      29,872  19,174
Cash flows from investing activities:
   Acquisitions                                     (139,050)     --
   Net additions to property and
    equipment and other                               (7,896) (1,144)
       Net cash used in investing activities        (146,946) (1,144)
Cash flows from financing activities:
   Issuance of common units, net of fees
    and offering expenses                            125,881      --
   Capital contribution from the general partner       2,690      --
   Net proceeds from senior note offering            241,086      --
   Repayment of term loan                           (225,000)     --
   Proceeds from bank credit facilities              154,168      --
   Repayment of bank credit facilities              (141,500)     --
   Deferred bank financing costs                      (1,008)     --
   Distributions to partners                         (27,081)(19,755)
       Net cash provided by (used in)
        financing activities                         129,236 (19,755)
Net increase (decrease) in cash and cash equivalents  12,162  (1,725)
Cash and cash equivalents, beginning of period         9,699  23,873
Cash and cash equivalents, end of period             $21,861 $22,148


                      SELECTED BALANCE SHEET DATA

                                                    June 30,  Dec. 31,
                                                      2004      2003
                                                    ------------------

Working capital(1)                                   $45,759   $18,805
Long-term debt                                      $335,735  $298,000
Partners' capital                                   $422,439  $295,067

(1) Working capital includes cash balances of $21,861 and $9,699 as of June 30, 2004 and December 31, 2003, respectively.


                     PACIFIC ENERGY PARTNERS, L.P.
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  AND OPERATING HIGHLIGHTS BY SEGMENT

               Three Months Ended June 30, 2004 and 2003
                              (Unaudited)
                            (In thousands)


                                                  Intersegment
                                        Rocky         and
                           West Coast  Mountain   Intrasegment
                           Operations Operations Eliminations(1) Total
                           -------------------------------------------
Three Months Ended June 30, 2004:
 Segment revenue:
  Pipeline transportation
   revenue                   $16,494   $11,804        $(1,306)$26,992
  Storage and terminaling
   revenue                     9,359        --           (100)  9,259
  Pipeline buy/sell
   transportation revenue         --     3,690                  3,690
  Crude oil sales,
   net of purchases            6,056        --                  6,056
  Net revenue                 31,909    15,494                 45,997
 Segment expenses:
  Operating expense           14,182     7,907         (1,406) 20,683
  Transition costs                --       184                    184
  Depreciation and
   amortization                3,635     2,078                  5,713
  Total expenses              17,817    10,169                 26,580
 Share of net income of
  Frontier                        --       391                    391
 Operating income            $14,092    $5,716                $19,808

Operating Data (barrels per day, in thousands)
Line 2000 and Line 63
 pipeline volume               139.5
  Rangeland pipeline system:
    Sundre - North                        21.2
    Sundre - South                        48.8
Western Corridor system volume            19.8
Salt Lake City Core system volume         73.0
AREPI pipeline volume                     46.2
Frontier pipeline volume                  50.0

Three Months Ended June 30, 2003:
 Segment revenue:
  Pipeline transportation
   revenue                   $17,554   $10,321        $(2,117)$25,758
  Storage and distribution        --        --                     --
  Pipeline buy/sell
   transportation revenue         --        --                     --
  Crude oil sales,
   net of purchases            4,979        --                  4,979
  Net revenue                 22,533    10,321                 30,737
 Segment expenses:
  Operating expense           10,377     6,084         (2,117) 14,344
  Transition costs                --        --                     --
  Depreciation and
   amortization                2,859     1,346                  4,205
  Total expenses              13,236     7,430                 18,549
 Share of net income of
  Frontier                        --       386                    386
 Operating income             $9,297    $3,277                $12,574

Operating Data (barrels per day, in thousands)
 Line 2000 and Line 63
  pipeline volume              156.5
 Western Corridor system volume           17.6
 Salt Lake City Core system volume        64.7
 AREPI pipeline volume                    41.4
 Frontier pipeline volume                 41.0

(1) Eliminations are required to account for revenue on services provided by one subsidiary to another.


                     PACIFIC ENERGY PARTNERS, L.P.
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  AND OPERATING HIGHLIGHTS BY SEGMENT

               Six Months Ended June 30, 2004 and 2003
                             (Unaudited)
                            (In thousands)
                                                  Intersegment
                                        Rocky         and
                           West Coast  Mountain   Intrasegment
                           Operations Operations Eliminations(1) Total
                           -------------------------------------------
Six Months Ended June 30, 2004:
 Segment revenue:
  Pipeline transportation
   revenue                   $32,185   $22,347        $(2,813)$51,719
  Storage and
   terminaling revenue        19,582        --           (200) 19,382
  Pipeline buy/sell
   transportation revenue         --     3,690                  3,690
  Crude oil sales,
   net of purchases           10,868        --                 10,868
  Net revenue                 62,635    26,037                 85,659
 Segment expenses:
  Operating expense           28,888    13,725         (3,013) 39,600
  Transition costs                --       184                    184
  Depreciation and
   amortization                7,400     3,555                 10,955
  Total expenses              36,288    17,464                 50,739
 Share of net income of
  Frontier                        --       784                    784
 Operating income            $26,347    $9,357                $35,704

Operating Data (barrels per day, in thousands)
Line 2000 and Line 63
 pipeline volume               136.6
  Rangeland pipeline system:
    Sundre - North                        21.2
    Sundre - South                        48.8
Western Corridor system volume            18.0
Salt Lake City Core system volume         67.9
AREPI pipeline volume                     45.1
Frontier pipeline volume                  47.0

Six Months Ended June 30, 2003:
 Segment revenue:
  Pipeline transportation
   revenue                   $34,888   $19,720        $(3,530)$51,078
  Storage and
   terminaling revenue            --        --                     --
  Pipeline buy/sell
   transportation revenue         --        --                     --
  Crude oil sales,
   net of purchases           10,609        --                 10,609
  Net revenue                 45,497    19,720                 61,687
 Segment expenses:
  Operating expense           19,796    10,726         (3,530) 26,992
  Transition costs                --       397                    397
  Depreciation and
   amortization                5,681     2,705                  8,386
  Total expenses              25,477    13,828                 35,775
 Share of net income of
  Frontier                        --       727                    727
 Operating income            $20,020    $6,619                $26,639

Operating Data (barrels per day, in thousands)
 Line 2000 and Line 63
  pipeline volume              157.9
 Western Corridor system volume           15.6
 Salt Lake City Core system volume        64.7
 AREPI pipeline volume                    38.5
 Frontier pipeline volume                 38.2

(1) Eliminations are required to account for revenue on services provided by one subsidiary to another.


                     PACIFIC ENERGY PARTNERS, L.P.
                              (Unaudited)
            (Amounts in thousands, except per unit amounts)

      RECONCILIATION OF OPERATING INCOME BY SEGMENT TO CONDENSED
                   CONSOLIDATED STATEMENTS OF INCOME

                                      Three Months      Six Months
                                      Ended June 30,   Ended June 30,
                                     ---------------------------------
                                       2004    2003    2004    2003
                                     ---------------------------------
Operating income by segment:
 West Coast                           $14,092 $9,297  $26,347 $20,020
 Rocky Mountain                         5,716  3,277    9,357   6,619
                                       19,808 12,574   35,704  26,639
General expenses and other
 income/(expense):(1)
 General and administrative expense    (3,636)(3,002)  (7,490) (6,984)
 Net interest expense                  (4,383)(4,102)  (8,509) (8,148)
 Other income                             226    156      387     247
 Write-off of deferred financing cost
  and interest rate swap
   termination expense                 (2,901)    --   (2,901)     --
 Foreign tax benefit (expense)             14     --       14      --
Net income                             $9,128 $5,626  $17,205 $11,754


         RECONCILIATION OF NET INCOME TO RECURRING NET INCOME


                                        Three Months     Six Months
                                        Ended June 30,  Ended June 30,
                                       -------------------------------
                                         2004   2003    2004    2003
                                       -------------------------------
Net income                             $9,128 $5,626  $17,205 $11,754
 Add: write-off of deferred financing
 cost and interest rate swap
  termination expense(2)                2,901     --    2,901      --
Recurring net income                   12,029  5,626   20,106  11,754
 Less: General Partner's interest        (241)  (112)    (402)   (235)
Unitholders' interest in recurring
 net income                           $11,788 $5,514  $19,704 $11,519
Basic and diluted recurring net income
 per unit                               $0.40  $0.26    $0.72   $0.55


               CALCULATION OF DISTRIBUTABLE CASH FLOW(3)

                                       Three Months      Six Months
                                       Ended June 30,  Ended June 30,
                                        2004    2003    2004    2003
                                      --------------------------------

Net income                             $9,128 $5,626  $17,205 $11,754
 Plus: depreciation and amortization    5,713  4,205   10,955   8,386
 Plus: amortization of bond discount
  and debt issue costs                    359    287      670     557
 Plus: non-cash employee compensation
  under long-term incentive plan          692    810    1,351   1,843
 Plus: write-off of deferred
  financing cost                        2,321     --    2,321      --
 Less: deferred tax benefit               (46)    --      (46)     --
 Less: sustaining capital expenditures   (178)  (368)    (725)   (692)
Distributable Cash Flow                17,989 10,560   31,731  21,848
 Less: General Partner's interest        (360)  (211)    (635)   (437)
Unitholders' interest in
 Distributable Cash Flow              $17,629$10,349  $31,096 $21,411

(1) General and administrative expenses, net interest expense and other income are not allocated among the West Coast and Rocky
    Mountain operations.

(2) In June 2004, in connection with the repayment of our term loan, we had a $2.3 million non-cash write-down of deferred financing costs and incurred a $0.6 million cash expense to terminate related interest rate swaps.

(3) Distributable Cash Flow provides additional information for evaluating our ability to make the minimum quarterly distribution and is presented solely as a supplemental measure. You should not consider Distributable Cash Flow as an alternative to net income, income before taxes, cash flow from operations, or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Our Distributable Cash Flow may not be comparable to similarly titled measures of other entities. Additional information regarding distributable cash flow is included in our annual report on Form 10-K for the year ended December 31, 2003.




    CONTACT: Pacific Energy Partners, L.P.
             Aubrye Harris, 562-728-2871
             Manager, Investor Relations
             fax: 562-728-2881